                                                                   EXHIBIT 10.10

                                 LEASE AGREEMENT

                                                                 October 1, 2002
                                                             Fort Myers, Florida

         This Agreement is between 21st CENTURY ONCOLOGY, INC., Tenant, hereinafter called 21ST CENTURY and PLANTATION RADIATION ASSOCIATES, Landlord, herein after called PLANTATION, both of which are located at 2234 Colonial Boulevard, Fort Myers, Florida.

                                   BACKGROUND

         21ST CENTURY (Tenant) entered into a lease with WMC TWO PARTNERS, LTD (Landlord) for the premises located at 350 NW 84th Avenue, Plantation, Florida, the name of the project is called Plantation Radiation Therapy Regional Center. The site is located in Suite TBD of the Westside Medical. Arts Building, Plantation, Florida. The terms and conditions of the lease are set forth in the lease between 21ST CENTURY and WMC TWO PARTNERS, LTD., signed on June 8, 2000 and amended on January 10, 2001. This lease is incorporated and made part of this Agreement.

         Tenant agreed that it would lease a part of a building from WMC TWO PARTNERS, LTD. 21ST CENTURY rented the first floor and part of the second floor.

The part of the building they were renting was only a shell. Both 21ST CENTURY and WMC TWO PARTNERS, LTD agreed that 21ST CENTURY was to pay for and be responsible for completing the shell of the building and doing any necessary improvements to the shell. It required modification, improvements and construction for the space to be used by 21ST CENTURY. PLANTATION retained and paid DEVOTO CONSTRUCTION to make the improvements and modifications on the leased premises.

         The improvements, modifications and construction to the building were made to accommodate the equipment required by 21ST CENTURY to treat cancer patients. These improvements, modifications and construction were done so as to accommodate 21ST CENTURY in setting up the equipment, offices and patient waiting rooms for the patients waiting to be treated on the various equipment in the building. The improvements, modifications and construction could be characterized not so much as expanding the building for the building's sake but as providing accommodations for equipment of 21ST CENTURY that is necessary for the operation of its medical practice. The equipment and the modifications and improvements were tied together and are construed as one entity and unity. With 21ST CENTURY installing equipment into the accommodations, the "property", or object of this lease is defined as the equipment and its accommodation as a unit and, therefore, PLANTATION would have a residual value in the equipment and accommodations as a unit.

         The Certificate of Occupancy was issued September 28, 2002, and the rent that 21ST CENTURY must pay to PLANTATION is designated below and start on October 1, 2002 for the balance of the lease term. The lease term ends on December 1, 2011.

         DEVOTO CONSTRUCTION was retained by PLANTATION to make these improvements and modifications in the leased space, in accordance with existing regulations and laws, and had the following costs:

              $1.687,000.00 - Original Contract with Devoto to make improvements
                  84,751.21 - Change Orders made by 21st Century
              -------------
              $1,771,751.21 - This was the cost to Plantation of the project to accommodate the equipment

DEVOTO CONSTRUCTION completed the lease space in accordance with existing regulations and laws. DEVOTO CONSTRUCTION was paid in full by PLANTATION.

         At present, 21 ST CENTURY is paying rent to the new Landlord, MEDCAP PROPERTIES, 21ST CENTURY started payment of rent on December 1, 2001. The rent is as follows:

                     $ 14,258.67 -  Rent
                          855.52 -  Sales Tax
                        4,678.63 -  CAM
                          280.72 -  Sales Tax
                     -----------
                     $ 20,073.54 -  Total Rent

         On December 1, 2002, the rent may change based on Consumer Price Index increasing or decreasing and the amount of CAM may increase or decrease.

         This rental agreement is not a financing statement. This entire rental agreement is to be construed as an accommodation agreement for improvements and modifications which were made for the benefit of 21ST CENTURY to store and operate its medical equipment. PLANTATION expects to benefit from the agreement by receiving profits from its investments in rentable facilities.

                                      RENT

         The rent under this lease begins on October 1, 2002 and the lease ends on December 1, 2011. The rent is $18,000.00 per month, plus Florida sales tax, due on the 1st day of each and every month during the lease term.

         Failure to make payments by the 15th day of each month will result in a default by 21ST CENTURY on this lease. Any late payment made after the 5th day of the month will result in a late charge of 5% to the tenant's required payment for that month's rent. This is not a sublease of the premises rented by 21ST CENTURY from WMC TWO PARTNERS, LTD.

                                     OPTION

         Tenant, 21ST CENTURY, has an option for an additional five (5) year period under the master lease with WMC TWO PARTNERS, LTD. Both parties agree that in the event 21ST CENTURY exercises its option to extend the lease for an additional five (5) year period, that the rental payments made to PLANTATION will continue for those five (5) years at the same rate of $18,000.00 per month, plus Florida sales tax, until the option period ends. 21ST CENTURY is to notify PLANTATION, in writing, if it exercises its option to extend for an additional five (5) years.

                                     DEFAULT

         If there is a default on the master lease between 21ST CENTURY and WMC TWO PARTNERS, LTD., there will also be a default under this lease and PLANTATION has the option to accelerate the unpaid lease payments for the remainder of the term of the present lease with 21ST CENTURY.

                                     GENERAL

         PLANTATION has incurred many costs and maintains an investment equal to at least 20% of the total cost of the property.

         The rental rate for the lease term is the fair rental value of the property. Rental for any extension of the terms that is not solely at the option of 21ST CENTURY should be the fair rental value of the property at the time the option is exercisable.

         21ST CENTURY has no right under the present lease to purchase the property at the end of the lease except if there is an amendment to the lease. In that event, if 21ST CENTURY is allowed to purchase the property, it must be at fair market value.

         21ST CENTURY has not provided any part of the cost of the property unless it is furnished in order to comply with health safety standards of a government authority having relevant jurisdiction, or comes under other specified exceptions. The provision by 21ST CENTURY of its equipment would be reasonable since the equipment that is used requires proper installation to meet health and safety regulations. 21ST CENTURY has extensive experience with the equipment.

         21ST CENTURY has not lent any of the funds necessary to acquire the property or guaranteed any indebtedness in connection with the property.

         PLANTATION expects and will receive a profit on this transaction other than the benefits received solely from the tax treatment of this lease.

         Each of the parties has received a valuable consideration. PLANTATION receives consideration in the purchase of the equipment and payment of rent by 21ST CENTURY and 21ST CENTURY receives consideration in the improvements, modifications and construction on the first and second floor of the lease premises to accommodate the equipment and treatment of the patients. Both have a common objective.

         PLANTATION paid for the improvements and modifications; 21ST CENTURY is paying for all equipment which is very expensive. They both have a unity and require each other.

         None of this could have been done by 21ST CENTURY without the medical and other equipment to conduct a radiation therapy practice and treat patients.

         This agreement is binding on the heirs, successors, executors, administrators and assignees of the parties.

            IN WITNESS WHEREOF, the parties have signed this Agreement, the date and year mentioned above.

WITNESSES:                           21st CENTURY ONCOLOGY, INC.

/s/ MARY B. FOX                      By: /s/ Daniel E. Dosoretz
-----------------                        ----------------------
MARY B. FOX                              Daniel E. Dosoretz, M.D.
                                         Chief Executive Officer and President

WITNESSES:                           PLANTATION RADIATION ASSOCIATED

/s/ MARY B. FOX                      By: /s/ James Rubenstein
---------------                          ---------------------
MARY B. FOX                              James Rubenstein, M.D.
                                         General Partner

                                  GUARANTEE



          RADIATION THERAPY SERVICES, INC., the Guarantor, unconditionally guarantees all payments due under this lease. And further guarantees full performance by the maker of the lease of all terms and conditions of this lease. This guarantee applies specifically to 21ST CENTURY ONCOLOGY, INC., or to any of their transferees, successors or assignees.


                                            RADIATION THERAPY SERVICES

Witness: /s/ Morris B. Fox                  By: /s/ James Rubenstein
         -----------------                      --------------------
         Morris B. Fox                          James Rubenstein
                                                Secretary